Exhibit 5.1

Form of Legal Opinion of Igler & Dougherty, PA

Regarding the Legality of the Securities Being Registered

Igler & Dougherty, PA

2457 Care Drive – 2nd Floor

Tallahassee, Florida, 32308

June     , 2006

Board of Directors

Bancshares of Florida, Inc.

1185 Immokalee Road

Naples, Florida 34110

RE:	Bancshares of Florida, Inc. Registration Statement on Form S-4 for [ ] Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Bancshares of Florida, Inc. (“Bancshares of Florida”) in connection with the proposed issuance of up to [            ] shares of its $.01 par value common stock. The shares of common stock are proposed to be offered to the shareholders of Bristol Bank, a Florida state-chartered bank (“Bristol”) in connection with the merger of Bristol with and into Bank of Florida, pursuant to the terms of an Agreement and Plan of Merger dated as of March 7, 2006, (“the Merger Agreement”). Bancshares of Florida has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 with respect to the Merger (“Registration Statement”) under the Securities Act of 1933, as amended (“the Securities Act”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation SK under the Securities Act.

In connection therewith, we have examined the following:

•	The Restated Articles of Incorporation of Bancshares of Florida, as filed with the Secretary of State of the State of Florida;

•	The Bylaws of Bancshares of Florida;

•

A Resolution of Bancshares of Florida’ Board of Directors, certified as correct and complete by the Secretary of Bancshares of Florida, authorizing the sale of up to [            ] shares of Bancshares of Florida common stock;

•	Certificate of Active Status with respect to Bancshares of Florida, issued by the Secretary of State of the State of Florida; and

•	The Registration Statement, including all exhibits thereto.

Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that:

•	Bancshares of Florida has been duly incorporated and is validly existing under the laws of the State of Florida.

Board of Directors

Bancshares of Florida, Inc.

June,     2006

•

The [            ] shares of $.01 par value Common Stock covered by the Registration Statement have been legally authorized and when issued in accordance with the terms described in said Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement on Form S-4 and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

IGLER & DOUGHERTY, P.A.